UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 17, 2004

JASMINE’S GARDEN

(Exact name of Registrant as specified in its charter)

Nevada	333-64804	91-2132336
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4705 West Addisyn Court Visalia, CA		93291
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 559-732-8177

Items 2 through 6 and 8 through 12 are not applicable and therefore omitted.

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

On March 17, 2004, the Company completed a private offering of 30,000,000 shares of its common stock at a per share purchase price of $0.05 to seven unaffiliated individuals, resulting in gross proceeds to the Company of $1,500,000.  The consideration was derived from each investor’s personal funds.  On March 17, 2004, the average of the bid and ask price of our common stock was $2.15 per share, however, our Common Stock is not and has not been actively traded.  The Company believes that the issuance of securities was made solely to non U.S. Persons in transactions exempt from registration pursuant to Regulation S of the Securities Act of 1933, as amended.

As a result of the sale, the following individuals became beneficial owners of 5% or more of the Company’s issued and outstanding shares of common stock:

Title of Class	Name of Beneficial Owner	Amount and nature of beneficial ownership	Percent of class
Common Stock	Xiong Xin Gan	7,200,000	15%
Common Stock	Ruan Ju Xiang	6,000,000	12.5%
Common Stock	Fan Xi	5,400,000	11.25%
Common Stock	Xu Zhu Zhuan	3,750,000	7.81%
Common Stock	Xu Zu Hong	4,500,000	9.37%

The private placement resulted in a change of control.  As a condition of and in connection with such private placement, each of the investors executed an irrevocable proxy granting Yi Bo Sun, the Company’s Chief Executive Officer and director, the right to vote all 30,000,000 shares of the common stock purchased by the investors in this transaction.  The irrevocable proxies expire May 1, 2004.

Yi Bo Sun is also the Chairman and Chief Executive Officer of Cheering Limited, an investment holding company that, as of December 2, 2003, beneficially owned 5,700,000 shares (approximately 11.87%) of the issued and outstanding common stock of the Company.  Prior to the expiration of the irrevocable proxies, Yi Bo Sun will have the power to vote or direct the voting of 35,700,000 shares (approximately 74.35%) of the Company’s common stock.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

The following are filed as Exhibits to this Report:

	Exhibit No.	Description of Exhibit

	4.1	Form of Subscription Agreement dated March 17, 2004 by and among the Company and the Investors
	4.2	Form of Irrevocable Proxy dated March 17, 2004 executed by each of the Investors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JASMINES GARDEN

By: /s/ Mei-Bin Jin

Its: Secretary

Dated: March 17, 2004